Exhibit 10.3

Amendment to Employment Terms
    This agreement (this “Amendment”) amends, effective as of June 1, 2025, the terms and conditions of your employment (the “Employment Terms”) with IMAX Corporation (the “Company”). Except as otherwise expressly set forth below in this Amendment, all other Employment Terms with the Company will remain the same.
    WHEREAS, the Company wishes to remove the provision of car allowances and car-related expense reimbursements in the Employment Terms (the “Car Allowance”) and replace with a cash allowance as set forth herein.
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to delete the Car Allowance in entirety and replace with the following:

Cash Allowance:
The Company shall pay to you an annual cash allowance of $18,500 CAD, subject to applicable deductions and withholdings. You will be paid pursuant to IMAX’s normal payroll practices. This Cash Allowance program may be amended by the Company in its sole discretion from time to time.

In case of any resignation or termination of your employment with the Company, the Company shall continue to provide the Cash Allowance to you until the end of the minimum notice of termination period, if any, required to be provided by the Employment Standards Act, 2000 (as may be amended from time to time).

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of May 20, 2025.

IMAX Corporation	Jose Zlatar
/s/ Michele Golden
/s/ Jose Zlatar
Name: Michele Golden	Name: Jose Zlatar
Title: EVP & Chief People Officer	Title: SVP, Finance & Controller

IMAX Corporation | 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada